QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

PERSONAL AND CONFIDENTIAL

April 15, 2005

Jerry Putnam
Chief Executive Officer
Archipelago Holdings, Inc.
100 South Wacker Driver
Suite 1800
Chicago, IL 60606

Dear Mr. Putnam:

        We are pleased to confirm the arrangements under which Goldman, Sachs & Co. ("Goldman Sachs") is authorized by Archipelago Holdings, Inc. (the "Company") to facilitate exploring a potential strategic transaction between the Company and the New York Stock Exchange, Inc. ("New York Stock Exchange") which is expected to take the form of a merger, consolidation or other business combination with the New York Stock Exchange but may take the form of a stock or asset sale or other transaction involving the Company and the New York Stock Exchange (a "Transaction"). The Company understands that the New York Stock Exchange has similarly authorized Goldman Sachs pursuant to a separate letter (the "New York Stock Exchange Letter") to facilitate exploring a Transaction on terms consistent with those contained in this letter. It is understood and agreed that the Company will engage one or more financial advisors in connection with the Transaction pursuant to a separate agreement to provide a fairness opinion with respect to a Transaction, and if deemed appropriate in the opinion of the Company in its sole discretion, to negotiate on the Company's behalf the financial aspects of a Transaction with the New York Stock Exchange, perform valuation analyses and provide financial advice. The terms of this letter, including Annex A, shall apply to all of our activities undertaken in connection with the matters described herein, including those undertaken prior to the date hereof.

        During the term of this arrangement, we will assist the Company and the New York Stock Exchange in connection with a potential Transaction which assistance may include facilitating discussions between the Company and the New York Stock Exchange with respect to a Transaction. As part of our services, we will perform certain valuation analyses, including with respect to any pro forma combined company resulting from a Transaction. Notwithstanding the foregoing, we will not (i) negotiate on your behalf the financial aspects of a Transaction with the New York Stock Exchange or (ii) render a fairness opinion in connection with a Transaction.

        The Company agrees to pay us a transaction fee of $3.5 million in cash upon consummation of a Transaction.

        If the Company or any of its subsidiaries enters into an agreement with respect to a Transaction (the "Agreement") and the Agreement provides for a payment at any time to the Company in the event the transaction contemplated thereby is terminated or otherwise not consummated (the "Payment"), the Company agrees to pay to Goldman Sachs a transaction fee to be mutually agreed upon between Goldman Sachs and the Company.

        You also agree to reimburse us periodically, upon request, and upon consummation of the transaction or transactions contemplated hereby or upon termination of our services pursuant to this letter, for one-half of our reasonable out-of-pocket expenses, including the fees and disbursements of our attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with the arrangement provided in this letter and the the New York Stock Exchange Letter or performing the services that are the subject of this letter and the New York Stock Exchange Letter. The fees and disbursements of counsel to be reimbursed pursuant to the immediately preceding sentence shall not exceed $50,000 without the prior written consent of the Company, which shall not be unreasonably withheld; provided, however, this sentence shall in no way affect the Company's obligations as set forth in Annex A to this letter.

        The Company and its management will promptly inform Goldman Sachs of any further discussions concerning a Transaction or of any inquiries they may receive with respect to a Transaction.

        Subject to the twelfth paragraph of this letter, please note that any written or oral advice provided by Goldman Sachs in connection with this arrangement is for the information of the Board of Directors and senior management of the Company, and such advice and the terms of this letter may not be disclosed to any third party or circulated or referred to publicly without our prior written consent, except as may be required pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative, legislative or regulatory body or committee, provided that the Company shall have (a) notified Goldman Sachs of the receipt of any such subpoena or order, (b) consulted with Goldman Sachs as to the advisability of taking steps to resist or narrow the scope of the disclosure contemplated thereby and (c) cooperated with Goldman Sachs in any reasonable efforts it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to such advice and the terms of this letter.

        In connection with arrangements such as this, it is our firm policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this letter.

        The arrangement provided in this letter may be terminated by you or us at any time with or without cause effective upon receipt of written notice to that effect; provided, however, that our services will automatically terminate on the date thirty days after the date of this letter unless we shall agree in writing to extend them for a specified period; provided that if a Transaction is announced prior to expiration of the thirty day period from the date of this letter, our services will not automatically terminate on such thirtieth day and such automatic termination date shall be extended until consummation of a Transaction. We will be entitled to the applicable transaction fees set forth above in the event that at any time prior to the expiration of one year after such termination (i) an agreement is entered into with respect to a Transaction which is eventually consummated by the Company or any of its affiliates or (ii) an Agreement is entered into pursuant to which a Payment is eventually made; provided, however, in the event Goldman Sachs terminates its services hereunder without cause, Goldman Sachs will not be entitled to any transaction fee provided for by the foregoing provisions of this letter.

        As you know, Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company and other companies which may be the subject of this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.

        The Company understands and acknowledges that we are rendering services simultaneously to the Company and to the New York Stock Exchange in connection with a Transaction. The Company understands and acknowledges that potential conflicts of interest, or a perception thereof, may arise as a result of our rendering services to both the Company and to the New York Stock Exchange. Notwithstanding the foregoing, the Company hereby (i) consents to Goldman Sachs rendering services to the New York Stock Exchange in connection with the Transaction while rendering services to the Company in connection with a Transaction pursuant to this letter and (ii) waives any claim of conflict of interest with respect to our rendering services for both the Company and the New York Stock Exchange in connection with a Transaction.

        The Company agrees that any documents and information that the Company or its representatives or advisors may provide to Goldman Sachs or our counsel in connection with the performance of our services in connection with a Transaction, including any documents and information that the Company considers to be proprietary and confidential, may be provided, without limitation, by Goldman Sachs or its counsel to the New York Stock Exchange and its representatives and advisors; provided however that any such documents and information shall be subject to the letter agreement of even date herewith between Goldman Sachs and the Company regarding certain confidentiality obligations owed by Goldman Sachs to the Company. The Company understands that many of the Goldman Sachs team members working on or consulted in connection with our rendering services to the Company pursuant to this letter in connection with a Transaction will also be part of the Goldman Sachs team in our rendering services to the New York Stock Exchange in connection with a Transaction.

        The Company recognizes that, in providing our services pursuant to this letter, we will rely upon and assume the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us for such purposes, and we do not assume responsibility for the accuracy or completeness thereof. Goldman Sachs will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Company, the New York Stock Exchange, or any other party or to advise or opine on any related solvency issues. It is understood and agreed that Goldman Sachs will act under this letter as an independent contractor with duties under this letter solely to the Company and nothing in this letter or the nature of our services shall be deemed to create a fiduciary or agency relationship between us and the Company or its stockholders, employees or creditors. Except as set forth in Annex A hereto, nothing in this letter is intended to confer upon any other person (including stockholders, employees or creditors of the Company) any rights or remedies hereunder or by reason hereof.

        You acknowledge that Goldman Sachs Execution & Clearing, LP ("SLK") provides clearing and technical services to the Company. In addition, you acknowledge that Goldman Sachs or its affiliates hold an interest of approximately 15.6% of the common stock of the Company, and from time to time may maintain an investment in, or a commercial relationship (including investment banking relationships) with entities or organizations with which the Company may determine to explore a potential transaction. You hereby acknowledge and agree that notwithstanding the arrangement provided in this letter, (i) SLK, Goldman Sachs and their affiliates may continue to manage, hold and pursue such investments and relationships, including by taking such actions as they deem appropriate in their economic interest with respect to their investments, or otherwise, and (ii) SLK may continue to provide the aforementioned technical and clearing services. You hereby agree not to claim that Goldman Sachs has a conflict of interest by virtue of the foregoing, or that SLK, Goldman Sachs or their affiliates must act in a particular manner in respect to their investments, board representations or commercial relationships as a result of the arrangement provided in this letter.

        You acknowledge that Goldman Sachs and certain of its affiliates are members of the New York Stock Exchange and own, in the aggregate, approximately 21 seats and lease approximately an additional 92 seats on the New York Stock Exchange, and Goldman Sachs has a representative on the Board of Executives of the New York Stock Exchange. You also acknowledge and agree that notwithstanding the arrangement provided in this letter, such representative may continue to act in his capacity on the Board of Executives with respect to any potential transactions being considered by the New York Stock Exchange (including by deliberating and voting, if applicable, on any proposals presented to the New York Stock Exchange's Board of Executives), and that Goldman Sachs (or its affiliates), as members, may vote their respective membership interests in its own economic interest in connection with any proposed transaction. You hereby agree not to claim that Goldman Sachs has a conflict of interest by virtue of its (or its affiliates') membership in the New York Stock Exchange or the ownership or leasing of such seats and representation on the Board of Executives of the New York

Stock Exchange or that Goldman Sachs (or its affiliates) in its capacity as a member, or such representative must act in a particular manner as a result of the arrangement provided in this letter.

        Goldman Sachs does not provide accounting, tax or legal advice. The Company is authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, and all materials of any kind (including tax opinions and other tax analyses) related to those benefits, without Goldman Sachs imposing any limitation of any kind.

        Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this letter, which shall become a binding agreement upon our receipt. We are delighted to accept this role and look forward to working with you on this assignment.

Very truly yours,	Confirmed:
/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)	ARCHIPELAGO HOLDINGS, INC.
	By:	/s/ GERALD D. PUTNAM (by Kevin J.P. O'Hara, Chief Adminstrative Officer and General Counsel) Name: Gerald D. Putnam Title: Chief Executive Officer
	Date:	April 18, 2005

Annex A

        In the event that Goldman Sachs becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders of the Company, in connection with or as a result of either the arrangement provided in this letter or performing services that are the subject of this letter, the Company periodically will reimburse Goldman Sachs for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also will indemnify and hold Goldman Sachs harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either the arrangement provided in this letter or performing services that are the subject of this letter, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of Goldman Sachs in performing the services that are the subject of this letter. If for any reason the foregoing indemnification is unavailable to Goldman Sachs or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Goldman Sachs as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and Goldman Sachs on the other hand in the matters contemplated by this letter as well as the relative fault of the Company and Goldman Sachs with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of Goldman Sachs and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of Goldman Sachs and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Goldman Sachs, any such affiliate and any such person. The Company also agrees that neither Goldman Sachs nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either the arrangement provided in this letter or performing services that are the subject of this letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or bad faith of Goldman Sachs in performing the services that are the subject of this letter. Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Annex A, the Company will notify Goldman Sachs in writing thereof (if not previously so notified) and, if requested by Goldman Sachs, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this paragraph, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to Goldman Sachs. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the arrangement provided in this letter or performing services that are the subject of this letter is hereby waived by the parties hereto. The provisions of this Annex A shall survive any termination or completion of the arrangement provided in this letter, and this letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

QuickLinks

  Exhibit 10.1